Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports Financial Results for the 2014 Third Quarter

MIDDLEFIELD, OHIO, October 21, 2014 ¿ ¿ ¿ ¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the three and nine months ended September 30, 2014.

2014 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 1.1% to $5.9 million.

•	Noninterest income grew 22.5% to $1.0 million.

•	Net income up 2.8% to $1.9 million, or $0.93 per diluted share.

•	Tangible stockholders’ equity improved 4.3% from 2014 second quarter, and 16.6% from December 31, 2013.

•	Total net loans increased 12.1%.

•	Nonperforming assets declined to $13.1 million from $16.3 million.

•	Tier 1 capital ratio strengthened to 9.50% from 8.70%.

“We ended the 2014 third quarter with a record level of total assets primarily due to a significant increase in total loans outstanding,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Since September 30, 2013, our loan portfolio has grown by 11.7%, which was influenced by strong, double-digit improvements across all loan categories. Our asset quality improved during the third quarter as nonperforming assets declined 19.7% over the same period last year. We are dedicated to conservatively managing risk, while continuing to support our communities and expand our loan portfolio.”

Net income for the 2014 third quarter was approximately $1.9 million, or $0.93 per diluted share, compared to net income for the 2013 third quarter of nearly $1.9 million, or $0.92 per diluted share. Net income for the nine months ended September 30, 2014 was $5.3 million, or $2.59 per diluted share, compared to net income for the nine months ended September 30, 2013 of $5.2 million, or $2.58 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2014 third quarter were 13.55% and 1.13%, respectively, compared with 13.66% and 1.12% for the 2013 third quarter. ROE and ROA were 12.74% and 1.06%, respectively, for the 2014 nine month period, compared with 12.74% and 1.05% for the same period last year.

Mr. Caldwell continued: “We began offering secondary mortgage products at the end of the third quarter, which should improve noninterest income and diversify our sources of income in future quarters. The roll out of our online and mobile banking applications continues and we expect to offer customers the ability to deposit checks from their mobile phones in the fourth quarter. Middlefield has a strong foundation to support its long-term growth objectives and I am pleased with the progress we have made executing our growth strategies. We continue to invest in ongoing programs that are focused on improving the products and services we offer our customers, enhancing the way our customers interact with the bank, growing our banking franchise, and creating shareholder value.”

Income Statement

Net interest income for the 2014 third quarter increased slightly to $5.9 million, compared to $5.8 million for the 2013 third quarter. For the 2014 nine month period, net interest income increased 4.3% to $17.8 million, compared to $17.0 million for the same period last year. The third quarter and nine month increases in net interest income were driven by a reduction in funding costs, primarily time deposits. The net interest margin for the 2014 third quarter was 3.99%, compared to 4.05% for the same period of 2013. Year-to-date, the net interest margin was 4.08%, compared to 4.03% for the same period last year.

Noninterest income was up 22.5% for the 2014 third quarter and 2.7% year-to-date. The improvement to noninterest income in the 2014 third quarter was primarily a result of investment gains. Noninterest expense for the 2014 third quarter was $4.4 million, an increase of approximately $0.3 million from the 2013 third quarter, primarily a result of higher operating expenses.

“Noninterest expenses have increased primarily due to higher employee, equipment, and data processing fees to support the company’s growth initiatives and compliance costs,” said Donald L. Stacy, Chief Financial Officer. “Programs to offset higher costs by leveraging the company’s IT infrastructure and reducing professional fees continue. We successfully lowered our costs of deposits 23.3% during the quarter and 24.9% year-to-date, as higher cost deposits mature. Noninterest bearing demand deposits have increased 29.4% year-over-year and represented 17.6% of total deposits at September 30, 2014 versus 14.1% at September 30, 2013, while the cost of interest bearing liabilities fell 24 basis points to 0.80% for the nine months ended September 30, 2014. We remain committed to managing expenses and controlling our cost of funds.”

Balance Sheet

Total assets at September 30, 2014 increased 5.1% to $680.3 million, from $647.1 million at December 31, 2013 and 1.8% from $668.3 million at June 30, 2014. Net loans at September 30, 2014 were $460.9 million, compared to $428.7 million at December 31, 2013 and $443.0 million at June 30, 2014. The increase in net loans was a result of double-digit growth across all loan categories.

Total deposits at September 30, 2014 increased 5.5% to $600.0 million from $568.8 million at December 31, 2013. The investment portfolio, which is entirely classified as available for sale, stood at $156.0 million at September 30, 2014, compared to $157.1 million at December 31, 2013.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 18.9% to $56.8.0 million for the 2014 third quarter, compared to $47.8 million at September 30, 2013. On a per share basis, tangible stockholders’ equity increased 17.6% to $27.74 at September 30, 2014 from $23.59 at September 30, 2013. The increase is the result of a higher level of retained earnings and accumulated other comprehensive income, which was offset by cash dividends paid to shareholders.

At September 30, 2014, the company had a Tier 1 leverage ratio of 9.50%, up from 8.70% at September 30, 2013 and 9.31% at June 30, 2014.

During the 2014 third quarter, the company paid cash dividends of $0.26 per share, which equaled the amount paid in the 2013 third quarter. Year-to-date, the company has paid cash dividends of $0.78 per share.

Asset Quality

The provision for loan losses for the 2014 third quarter was less than $0.1 million, compared to approximately $0.2 million for the 2013 third quarter. Year-to-date, the provision for loan losses was $0.4 million, compared to $0.8 million for the same period last year. Net charge-offs for the 2014 nine months was $0.1 million, or 0.04% of average loans, annualized. The allowance for loan losses at September 30, 2014 stood at $7.3 million, or 1.56% of total loans, compared to $7.8 million or 1.87% of total loans at September 30, 2013.

The following table provides a summary of asset quality and reserve coverage ratios.

		Asset Quality History
		(dollars in thousands)
	9/30/2014	12/31/2013	9/30/2013	12/31/2012	12/31/2011
Nonperforming loans	$10,438	$12,290	$13,608	$14,224	$24,546
Real estate owned	2,674	2,698	2,719	1,846	2,196
Nonperforming assets	$13,112	$14,988	$16,327	$16,070	$26,742
Allowance for loan losses	$7,288	$7,046	$7,821	$7,779	$6,819
Ratios:
Nonperforming loans to total loans	2.23%	2.82%	3.25%	3.48%	6.12%
Nonperforming assets to total assets	1.93%	2.32%	2.48%	2.40%	4.09%
Allowance for loan losses to total loans	1.56%	1.62%	1.87%	1.90%	1.70%
Allowance for loan losses to nonperforming loans	69.82%	57.33%	57.48%	54.69%	27.78%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $680.3 million at September 30, 2014. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2014 and 2013 and December 31, 2013

Balance Sheet (period end)	September 30,	December 31,	September 30,
(Dollar amounts in thousands)	2014	2013	2013
(unaudited)
Assets
Cash and due from banks	$21,486	$20,926	$21,124
Federal funds sold	7,816	5,267	11,069

Cash and cash equivalents	29,302	26,193	32,193
Investment securities available for sale	156,021	157,143	180,771
Loans held for sale, lower of cost or market	201	—	—
Loans	468,007	435,725	419,060
Less: allowance for loan and lease losses	7,288	7,046	7,821

Net loans	460,920	428,679	411,239
Premises and equipment	9,916	9,828	8,555
Goodwill	4,559	4,559	4,559
Core deposit intangible	126	156	161
Bank-owned life insurance	9,022	8,816	8,745
Accrued interest receivable and other assets	10,396	11,716	11,918

Total Assets	$680,262	$647,090	$658,141

	September 30,	December 31,	September 30,
	2014	2013	2013
Liabilities and Stockholders’ Equity
Noninterest bearing demand deposits	$105,788	$85,905	$81,760
Interest-bearing demand deposits	62,958	53,741	59,799
Money market accounts	76,157	77,473	77,118
Savings deposits	177,408	177,303	179,581
Time deposits	177,709	174,414	180,964

Total Deposits	600,020	568,836	579,222
Short-term borrowings	5,131	10,809	10,575
Federal funds purchased	—	—	1,639
Other borrowings	11,105	11,609	12,261
Other liabilities	2,491	2,363	1,915

Total Liabilities	618,747	593,617	605,612

Common equity	35,455	34,979	34,833
Retained earnings	31,169	27,465	26,123
Accumulated other comprehensive income (loss)	1,625	(2,237)	(1,693)
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	61,515	53,473	52,529

Total Liabilities and Stockholders’ Equity	$680,262	$647,090	$658,141

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2014 and 2013

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$5,646	$5,754	$16,915	$16,876
Interest-bearing deposits in other institutions	5	6	19	23
Federal funds sold	2	4	11	12
Investment securities
Taxable interest	441	610	1,476	1,909
Tax-exempt interest	798	782	2,336	2,259
Dividends on stock	19	18	62	56

Total interest income	6,911	7,174	20,819	21,135

INTEREST EXPENSE
Deposits	898	1,170	2,767	3,686
Short-term borrowings	38	41	111	140
Federal funds purchased	—	1	—	1
Other borrowings	30	41	94	131
Trust preferred securities	33	75	93	156

Total interest expense	999	1,328	3,065	4,114

NET INTEREST INCOME	5,912	5,846	17,754	17,021
Provision for loan losses	70	153	370	766
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,842	5,693	17,384	16,255

NONINTEREST INCOME
Service charges on deposits	489	510	1,399	1,468
Investment securities gains (losses), net	190	—	248	175
Earnings on bank-owned life insurance	71	66	206	209
Gain on sale of loans	20	—	20	—
Other income	220	232	689	643

Total noninterest income	990	808	2,562	2,495

NONINTEREST EXPENSE
Salaries and employee benefits	2,144	1,872	6,428	5,649
Occupancy expense	272	273	868	795
Equipment expense	296	228	710	603
Data processing costs	251	209	689	609
Ohio state franchise tax	93	164	269	467
Federal deposit insurance expense	132	135	361	353
Professional fees	189	316	814	883
Loss (gain) on sale of other real estate owned	49	(35)	119	(40)
Advertising expense	120	113	367	336
Other real estate expense	91	128	256	324
Directors Fees	99	77	303	315
Other operating expense	649	635	2,028	1,770

Total noninterest expense	4,385	4,115	13,212	12,064

Income before income taxes	2,447	2,386	6,734	6,686
Provision for income taxes	529	521	1,442	1,479

NET INCOME	$1,918	$1,865	$5,292	$5,207

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Per common share data
Net income per common share - basic	$0.94	$0.92	$2.60	$2.59
Net income per common share - diluted	$0.93	$0.92	$2.59	$2.58
Dividends declared	$0.26	$0.26	$0.78	$0.78
Book value per share(period end)	$30.02	$25.92	$30.02	$25.92
Tangible book value per share (period end)	$27.74	$23.59	$27.74	$23.59
Dividend payout ratio	27.58%	27.99%	30.01%	30.13%
Average shares outstanding - basic	2,044,124	2,022,490	2,038,972	2,013,217
Average shares outstanding - diluted	2,052,012	2,029,420	2,045,660	2,021,198
Period ending shares outstanding	2,048,807	2,026,569	2,048,807	2,026,569
Selected ratios
Return on average assets	1.13%	1.12%	1.06%	1.05%
Return on average equity	13.55%	13.66%	12.74%	12.74%
Yield on earning assets	4.62%	4.92%	4.73%	4.93%
Cost of interest bearing liabilities	0.78%	1.01%	0.80%	1.04%
Net interest spread	3.84%	3.91%	3.94%	3.89%
Net interest margin	3.99%	4.05%	4.08%	4.03%
Efficiency (1)	59.96%	58.31%	61.40%	57.31%
Tier 1 capital ratio (holding company)	9.50%	8.70%	9.50%	8.70%
Dividend Yield	3.07%	3.71%	3.07%	3.71%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus noninterest income.

	September 30, 2014	September 30, 2013
Commercial and industrial	$58,874	$50,265
Real estate - construction	29,287	25,487
Real estate - mortgage:
Residential	224,424	203,312
Commercial	149,488	135,760
Consumer installment	6,135	4,236

	$468,208	$419,060

	September 30,	September 30,
Asset quality data	2014	2013
(Dollar amounts in thousands)
Non-accrual loans	8,826	$9,223
Troubled debt restructuring	1,587	3,621
90 day past due and accruing	25	764

Non-performing loans	10,438	13,608
Other real estate owned	2,674	2,719

Non-performing assets	13,112	$16,327

Allowance for loan and lease losses	$7,288	$7,821
Allowance for loan and lease losses/total loans	1.56%	1.87%
Net charge-offs:
Quarter-to-date	(89)	81
Year-to-date	128	724
Net charge-offs to average loans, annualized
Quarter-to-date	(0.08%)	0.08%
Year-to-date	0.04%	0.23%
Nonperforming loans/total loans	2.23%	3.25%
Allowance for loan and lease losses/nonperforming loans	69.82%	57.48%